Exhibit 99

Anadarko Announces 2010 Capital Program, Guidance
and Highlights of Today’s Investor Conference

Company Outlines Plans to:

  Surpass 3 Billion BOE of Proved Reserves by Year-End 2014
  Achieve 7% - 9% Production CAGR Over Five Years
  Transition Six World-Class Discoveries to Production by 2016

HOUSTON--(BUSINESS WIRE)--March 2, 2010--Anadarko Petroleum Corporation (NYSE:APC) today announced its 2010 capital program, 2010 guidance and the highlights of today’s Anadarko Investor Conference.

“We announced very strong results in 2009 including record production, nine deepwater discoveries and significant cost reductions, and ended the year with a strong balance sheet – all of which support our higher expectations for 2010 and future years,” said Jim Hackett, Anadarko Chairman and CEO. “The capital-efficient qualities and predictable performance of our base assets provide a solid foundation for our anticipated growth. Building upon our base with the expected growth from our natural gas shale plays and oil-focused mega projects, we project that we can surpass 3 billion BOE (barrels of oil equivalent) of proved reserves by year-end 2014, with an increased production CAGR (compounded annual growth rate) of 7 to 9 percent over the five-year period. We also remain focused on transitioning our world-class deepwater discoveries into the next generation of mega projects, with a target of six new mega projects on line by 2016.”

Total 2010 capital expenditures including expensed geology and geophysics (G&G), as approved by the company’s Board of Directors, are expected to be between $5.3 and $5.6 billion. A breakout of the 2010 capital program, by area and by type, is included below:

2010 CAPITAL AND EXPENSED G&G

By Area		By Type

U.S. Onshore	42%	Near-term	36%
Int’l/Frontier	28%	Mega Projects	22%
Gulf of Mexico	18%	Exploration	20%
Midstream/Other	12%	Midstream/Other	12%
		Shales	10%

NEAR-TERM PROJECTS

In 2009, Anadarko allocated approximately $1.8 billion to its base and increased sales volumes by about 7 percent relative to 2008. This year, the company has allocated approximately $2 billion to these near-term projects and expects to increase sales volumes in 2010 by up to 5 percent over the 2009 total of 220 million BOE.

MEGA PROJECTS

Anadarko has allocated approximately 22 percent of the 2010 capital budget to the ongoing development of its oil-weighted and sanctioned mega projects, which remain on time and on budget. The Jubilee Phase I development, offshore Ghana, is on track for first production in late-2010. Construction of the 120,000-barrel-per-day FPSO (floating production, storage and offloading) vessel is approximately 90-percent complete. The FPSO is scheduled to arrive in Ghana in the second quarter of this year. All 17 of the Jubilee Phase I development wells have been drilled, and the installation of the subsea infrastructure is under way.

At the Caesar/Tonga complex in the deepwater Gulf of Mexico, the partnership has successfully drilled three of the four development wells, and conversion work on the topsides at the Constitution spar is nearly complete. The project remains on schedule to deliver first production during the second quarter of 2011.

Work also continues to progress at the El Merk development in Algeria. The project is approximately 28-percent complete, and 62 of the 140 wells have been drilled. First production is anticipated in late-2011. By 2012, the company expects these three sanctioned mega projects to deliver approximately 60,000 barrels of oil per day, net to Anadarko.

SHALES

Anadarko currently holds approximately 600,000 net acres in core positions in the Marcellus, Haynesville, Eagleford and Pearsall shale plays onshore in the U.S., with an estimated 50 trillion cubic feet of natural gas equivalent (Tcfe) of gross unrisked resources. For 2010, the company expects to allocate approximately 10 percent of its capital budget to these areas that have the potential to increase their production over a five-year period at a 60-percent CAGR. This capital spend is in addition to the benefits of the recently announced joint-venture agreement in the Marcellus Shale, whereby Mitsui will carry Anadarko’s development costs in 2010.

EXPLORATION

Approximately 20 percent of the 2010 capital program is allocated to exploration, with much of it focused on the company’s worldwide deepwater exploration program that includes plans to drill approximately 30 high-impact exploration/appraisal wells. Up to 13 exploration/appraisal wells are expected to be drilled offshore West Africa, 7 to 10 wells in the Gulf of Mexico, 4 to 6 wells in Brazil, 4 to 6 wells in Mozambique and 3 to 5 wells in southeast Asia.

“Given that at least 75 percent of the $1.1 billion allocated to exploration is directed to the drill bit, we expect to be one of the most active deepwater drillers in the world this year, testing up to 7 billion BOE of gross unrisked resources,” said Hackett. “We are targeting approximately 400 million BOE of net discovered resources in 2010, a 12-percent increase over our record 2009 results. At the same time, we are actively appraising several of our recent discoveries – Wahoo in Brazil, Tweneboa in Ghana, and Lucius, Vito and Heidelberg in the Gulf of Mexico – as we work to convert these resources to production and value.”

2010 GUIDANCE

Anadarko’s total sales volumes for 2010 are projected to be in the range of 226 million to 231 million BOE. For the first quarter of 2010, the company expects sales volumes to be in the range of 56 million to 59 million BOE. Additional details about the company’s 2010 guidance and updated hedging schedules are provided in the tables attached to this news release.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2009, the company had approximately 2.3 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to meet financial and operating guidance; to meet the long-term goals identified in this news release; to execute the 2010 capital program; and to successfully drill, complete, test and produce the wells identified in this news release. See “Risk Factors” in the company’s 2009 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to U.S. Investors: Effective January 1, 2010, the United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Anadarko uses certain terms in this news release, such as “gross unrisked resources,” “net discovered resources” and similar terms that the SEC’s guidelines strictly prohibit Anadarko from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in Anadarko’s Form 10-K for the year ended Dec. 31, 2009, File No. 001-08968, available from Anadarko at www.anadarko.com or by writing Anadarko at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Investor Relations. You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s web site at www.sec.gov.

Anadarko Petroleum Corporation Financial and Operating External Guidance As of March 2, 2010

	1st Qtr Guidance			Total Year Guidance

	Units			Units

Total Sales (MMBOE)	56	-	59	226	-	231

Crude Oil (MBbl/d):	192	-	202	179	-	186

United States	121	-	125	112	-	115
Algeria	57	-	60	55	-	57
Other International	14	-	17	12	-	14

Natural Gas (MMcf/d):

United States	2,200	-	2,300	2,240	-	2,340

Natural Gas Liquids (MBbl/d):

United States	60	-	65	56	-	58

	$ / Unit			$ / Unit
Price Differentials vs NYMEX (w/o hedges)

Crude Oil ($/Bbl):	(4.00)	-	(6.00)	(4.00)	-	(6.00)

United States	(4.50)	-	(6.50)	(4.50)	-	(6.50)
Algeria	(1.00)	-	(1.50)	(1.00)	-	(1.50)
Other International	(6.00)	-	(10.00)	(6.00)	-	(10.00)

Natural Gas ($/Mcf):

United States	(0.25)	-	(0.50)	(0.25)	-	(0.50)

Anadarko Petroleum Corporation Financial and Operating External Guidance As of March 2, 2010

	1st Qtr Guidance			Total Year Guidance

	$ MM			$ MM
Other Revenues:
Marketing and Gathering Margin	30	-	40	120	-	160
Minerals and Other	15	-	25	75	-	95

Costs and Expenses:
	$ / BOE			$ / BOE

Oil & Gas Direct Operating	4.00	-	4.25	4.25	-	4.50
Oil & Gas Transportation/Other	2.75	-	3.00	2.75	-	3.00
Depreciation, Depletion and Amortization	15.50	-	16.00	15.50	-	16.00
Production Taxes (% of Revenue)	9.0%	-	11.0%	9.0%	-	11.0%

	$ MM			$ MM

General and Administrative	225	-	235	910	-	940
Exploration Expense
Non-Cash	190	-	210	925	-	975
Cash	70	-	80	275	-	325
Interest Expense (net)	180	-	185	700	-	725
Other (Income) Expense	(10)	-	10	(20)	-	20

Tax Rate	50%	-	60%	60%	-	65%

Algeria	60%	-	65%	60%	-	65%
US (total)	30%	-	40%	30%	-	40%
US (current)	75%	-	85%	75%	-	85%
US (deferred)	25%	-	15%	25%	-	15%

Avg. Shares Outstanding (MM)

Basic	492	-	494	493	-	495
Diluted	494	-	496	495	-	497

	$ MM			$ MM
Capital Investment:	1,200	-	1,400	5,300	-	5,600

Capital Expenditures	1,155	-	1,340	5,100	-	5,370
Capitalized Interest	25	-	30	125	-	130

	1,200		1,400	5,300		5,600

Anadarko Petroleum Corporation Commodity Hedge Positions (Excluding Natural Gas Basis) March 1, 2010

	Volume (Thousand MMBtu/d)	Weighted Average Price per MMBtu
		Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2010	1,630	$4.22	$5.59	$8.23
2011	480	$5.00	$6.50	$8.29
2012	500	$5.00	$6.50	$9.03

Fixed Price - Financial
2010	90	$6.10
2011	90	$6.17

		Weighted Average Price per barrel
	Volume (MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2010	129	$49.34	$64.34	$90.73
2011	71	$63.73	$78.73	$99.73
2012	2	$35.00	$50.00	$92.50

Interest Rate Derivatives
March 1, 2010

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received

Swap	$750 Million	Oct-2011	Oct-2021	4.72%	3M LIBOR
Swap	$1,250 Million	Oct-2011	Oct-2041	4.83%	3M LIBOR
Swap	$250 Million	Oct-2012	Oct-2022	4.91%	3M LIBOR
Swap	$750 Million	Oct-2012	Oct-2042	4.80%	3M LIBOR

Anadarko Petroleum Corporation Natural Gas Basis Hedge Positions March 1, 2010

	Volume (Thousand MMBtu/d)	Price per MMBtu
Basis Swaps
2010
Mid Continent	125	$(0.83)
Rocky Mountains	495	$(1.01)
	620	$(0.98)

2011
Mid Continent	15	$(0.76)
Rocky Mountains	30	$(2.22)
	45	$(1.74)

Rockies Export Firm Transportation March 1, 2010 (Only shown through 2012)

Daily Volume (Thousand MMBtus) by Pricing Point
Delivery/Pricing Point
2010
Mid Continent	491
West Coast	87
San Juan	15
593
2011
Mid Continent	491
West Coast*	283
Mid West**	250
1,024
2012***
Mid Continent	491
West Coast	283
Mid West	250
1,024

*New agreement with Ruby estimated to begin in March 2011.
**New agreement with Bison estimated to begin in November 2010.
***It is assumed that any export contracts set to expire in 2012 will be extended.

CONTACT:
Anadarko Petroleum Corporation
MEDIA:
John Christiansen, 832-636-8736
john.christiansen@anadarko.com
or
Matt Carmichael, 832-636-2845
matt.carmichael@anadarko.com
or
INVESTORS:
John Colglazier, 832-636-2306
john.colglazier@anadarko.com
or
Chris Campbell, CFA, 832-636-8434
chris.campbell@anadarko.com
or
Dean Hennings, 832-636-2462
dean.hennings@anadarko.com